Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2014

Clarksville, Indiana—November 14, 2014. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $5.4 million and net income available to common shareholders of $5.2 million, or $2.34 per diluted share, for the year ended September 30, 2014 compared to net income of $4.7 million and net income available to common shareholders of $4.5 million, or $1.99 per diluted share, for the year ended September 30, 2013.

Net interest income after provision for loan losses increased $1.3 million for the year ended September 30, 2014 as compared to the year ended September 30, 2013. Interest income increased $319,000 when comparing the two years due primarily to an increase in the average balance of interest-earning assets of $42.2 million from $591.0 million for 2013 to $633.2 million for 2014, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.75% for 2013 to 4.50% for 2014. Interest expense decreased $381,000 when comparing the two years due primarily to a decrease in the average cost of interest-bearing liabilities from 0.77% for 2013 to 0.64% for 2014, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $39.6 million from $512.7 million for 2013 to $552.3 million for 2014. The provision for loan losses decreased $612,000 from $1.9 million for 2013 to $1.2 million for 2014. Nonperforming loans, which consists of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $4.8 million from $9.1 million at September 30, 2013 to $4.3 million at September 30, 2014. The decrease in nonperforming loans is due primarily to a single commercial real estate loan with an outstanding balance of $3.9 million that was reclassified from nonaccrual to accruing status in the December 2013 quarter. Net charge-offs were $534,000 for the year ended September 30, 2014 compared to net charge-offs of $1.2 million for the year ended September 30, 2013.

Noninterest income increased $788,000 for the year ended September 30, 2014 as compared to the year ended September 30, 2013. The increase was due primarily to increases in real estate lease income, other income, net gain on trading account securities, net gain on sales of available for sale securities and the cash surrender value of life insurance of $251,000, $250,000, $240,000, $122,000 and $109,000, respectively, which more than offset a decrease in net gain on sales of loans of $223,000. The increase in other income is due primarily to a litigation settlement of $277,000 received in the March 2014 quarter as a partial recovery of losses on commercial bond investments recognized by Community First Bank in 2008.

Noninterest expenses increased $1.1 million for the year ended September 30, 2014 as compared to the year ended September 30, 2013. The increase was due primarily to increases in compensation and benefits, professional fees and occupancy and equipment expenses of $657,000, $362,000 and $295,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases. The increase in professional fees expense is due primarily to $257,000 for consulting services related to a revenue enhancement and operating expense efficiencies project undertaken by the Company in 2014, and increased investment management fees related to the trading account securities portfolio as a result of the higher level of performance in the year ended September 30, 2014 as compared to the year ended September 30, 2013. The increase in occupancy and equipment expense is due primarily to the Bank’s new branch location in New Albany, Indiana, which opened in August 2013.

The Company recognized income tax expense of $2.1 million for the year ended September 30, 2014, for an effective tax rate of 27.8%, compared to income tax expense of $1.8 million, for an effective tax rate of 27.8%, for the year ended September 30, 2013.

Results of Operations for the Three Months Ended September 30, 2014 and 2013

For the three-month period ended September 30, 2014, the Company reported net income of $1.4 million and net income available to common shareholders of $1.3 million, or $0.60 per diluted share, compared to net income of $1.4 million and net income available to common shareholders of $1.3 million, or $0.58 per diluted share, for the same period in 2013.

Net interest income after provision for loan losses increased $127,000 for the three months ended September 30, 2014 as compared to the same period in 2013. Interest income increased $123,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $38.4 million from $602.3 million for 2013 to $640.7 million for 2014, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.62% for 2013 to 4.43% for 2014. Interest expense decreased $50,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 0.71% for 2013 to 0.63% for 2014, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $34.5 million from $520.8 million for 2013 to $555.3 million for 2014. The provision for loan losses increased $46,000 from $296,000 for 2013 to $342,000 for 2014. Net charge-offs were $84,000 for the three months ended September 30, 2014 compared to net charge-offs of $93,000 for the same period in 2013.

Noninterest income decreased $29,000 for the three months ended September 30, 2014 as compared to the same period in 2013. The decrease was due primarily to a decrease in net gain on trading account securities of $131,000, which more than offset increases in commission income and the cash surrender value of life insurance of $46,000 and $34,000, respectively.

Noninterest expenses increased $174,000 for the three months ended September 30, 2014 as compared to the same period in 2013. The increase was due primarily to increases in professional fees and occupancy and equipment of $70,000 and $42,000, respectively. The increase in professional fees expense is due primarily to fees associated with the organization of a new captive insurance subsidiary of the Company, First Savings Insurance Risk Management, Inc., in September 2014.

The Company recognized income tax expense of $496,000 for the three months ended September 30, 2014, for an effective tax rate of 26.6%, compared to income tax expense of $573,000, for an effective tax rate of 29.5%, for the same period in 2013.

Comparison of Financial Condition at September 30, 2014 and September 30, 2013

Total assets increased $52.6 million from $660.5 million at September 30, 2013 to $713.1 million at September 30, 2014. Net loans, investment securities and cash surrender value of life insurance increased $25.5 million, $21.6 million and $5.1 million, respectively. Total deposits increased $55.5 million due primarily to a $54.8 million increase in brokered certificates of deposit, which more than offset attrition in retail certificates of deposit. Borrowings from the Federal Home Loan Bank decreased $9.8 million, which were replaced in part by the increase in brokered certificates of deposit.

Stockholders’ equity increased $4.8 million from $82.3 million at September 30, 2013 to $87.1 million at September 30, 2014, due primarily to retained net income of $4.3 million and a $2.4 million increase in accumulated other comprehensive income as a result of an increase in net unrealized gains on securities available for sale, which is due to changes in the yield curve and long-term rate forecasts, and which more than offset net repurchases of 127,842 shares of the Company’s common stock for $3.1 million during the year ended September 30, 2014. At September 30, 2014, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

YEARS ENDED SEPTEMBER 30, 2014 AND 2013

	Three Months Ended		Years Ended
	September 30,		September 30,
OPERATING DATA:	2014	2013	2014	2013
(In thousands, except share and per share data)

Total interest income	$6,848	$6,725	$27,494	$27,175
Total interest expense	872	922	3,555	3,936

Net interest income	5,976	5,803	23,939	23,239
Provision for loan losses	342	296	1,246	1,858

Net interest income after provision for loan losses	5,634	5,507	22,693	21,381

Total noninterest income	1,269	1,298	5,046	4,258
Total noninterest expense	5,037	4,863	20,272	19,132

Income before income taxes	1,866	1,942	7,467	6,507
Income tax expense	496	573	2,077	1,811

Net Income	$1,370	$1,369	$5,390	$4,696

Less: Preferred stock dividends declared	(43)	(43)	(171)	(171)

Net Income available to common shareholders	$1,327	$1,326	$5,219	$4,525

Net Income per share, basic	$0.63	$0.61	$2.46	$2.09
Weighted average common shares outstanding, basic	2,100,064	2,182,833	2,122,880	2,168,770

Net Income per share, diluted	$0.60	$0.58	$2.34	$1.99
Weighted average common shares outstanding, diluted	2,205,538	2,289,305	2,229,314	2,269,063

Performance ratios (annualized):
Return on average assets	0.78%	0.83%	0.78%	0.72%
Return on average equity	6.35%	6.70%	6.38%	5.63%
Return on average common stockholders' equity	7.92%	8.48%	8.01%	7.09%
Interest rate spread	3.80%	3.91%	3.86%	3.98%
Net interest margin	3.89%	4.01%	3.93%	4.09%
Efficiency ratio	69.52%	68.48%	69.94%	69.58%

	September 30,	September 30,
FINANCIAL CONDITION DATA:	2014	2013
(Dollars in thousands, except per share data)

Total assets	$713,129	$660,455
Cash and cash equivalents	20,330	20,815
Investment securities	195,435	173,794
Gross loans	440,126	413,913
Allowance for loan losses	6,250	5,538
Earning assets	649,086	600,776
Goodwill	7,936	7,936
Core deposit intangibles	1,725	2,069
Deposits	533,194	477,726
FHLB borrowings	79,548	89,348
Total liabilities	626,049	578,202
Stockholders' equity	87,080	82,253

Book value per common share	32.21	28.32
Tangible book value per common share	27.76	23.97

Non-performing assets:
Nonaccrual loans	3,804	8,893
Accruing loans past due 90 days	478	164
Troubled debt restructurings classified as performing loans	7,537	5,930
Foreclosed real estate	953	799
Other nonperforming assets	12	2

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.40%	1.32%
Allowance for loan losses as a percent of nonperforming loans	145.96%	61.15%
Nonperforming loans as a percent of total loans	0.96%	2.17%
Nonperforming assets as a percent of total assets	1.79%	2.39%